FIRST BANCSHARES, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND

SIX MONTHS ENDED DECEMBER 31, 2005

 Mountain Grove, Missouri (February 8, 2006) –First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) and its subsidiary, First Home Savings Bank, announced earnings for the quarter and six months ended December 31, 2005.

First Bancshares, Inc. had net income of $160,000 and $118,000 for the quarter and the six months ended December 31, 2005, respectively.  Net income for the quarter ended December 31, 2004 was $541,000 and for the six months ended December 31, 2004 was $1,916,000.

Earnings per share-basic for the quarter ended December 31, 2005 were $0.10, and earnings per share-basic for the six months ended December 31, 2005 were $0.08.  Earnings per share-basic for the quarter and six months ended December 31, 2004 were $0.34 and $1.18, respectively.

As previously noted in a press release issued February 3, 2006, earnings for the quarter ended December 31, 2005 were reduced due to an after-tax expense of $118,000 relating to a payment to a co-payee on a check deposited with the Bank in 2003 which lacked proper endorsement.  Also, earnings for the six months ended December 31, 2005 included an increase to the provision for loan losses as a result of the review by a third party of the Bank’s major loan credits and management’s implementation of stricter internal standards for identifying and analyzing classified assets as noted in a press release issued October 21, 2005.  Included in net income for the six months ended December 31, 2004 was $800,000 of income from bank-owned life insurance proceeds.

Total consolidated assets decreased $20,894,000, or 8.03%, to $239,168,000 at December 31, 2005 compared to $260,062,000 at December 31, 2004.  Stockholders’ equity at December 31, 2005 was $26,658,000, or 11% of assets, compared with $28,602,000, or 11% of assets, a year ago.  Book value per common share decreased to $17.17 at December 31, 2005 from $17.86 at December 31, 2004.

Net loans decreased by $16,885,000, or 10.31%, from $163,715,000 at December 31, 2004 to $146,830,000 at  December 31, 2005.  Deposits decreased by $18,081,000, or 8.97%, from $201,497,000 at December 31, 2004 to $183,416,000 at December 31, 2005.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of February 2, 2006, 93,623 shares had been repurchased under that plan at a cost of $1,935,000 million at an average cost of $20.67.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

Contact:  James Duncan, President and CEO (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Six Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Operating Data:

Total interest income	$3,220	$3,338	$6,491	$6,670
Total interest expense	1,508	1,274	2,838	2,591
Provision for loan losses	44	52	837	54
Net interest income after provision
for loan losses	1,668	2,012	2,816	4,025
Noninterest income	598	546	1,109	1,914
Noninterest expense	2,015	1,760	3,853	3,482
Income (loss) before income tax	251	798	72	2,457
Income tax expense (savings)	91	257	(46)	541

Net income	$160	$541	$118	$1,916
Net income per share-basic	$0.10	$0.34	$0.08	$1.18
Net income per share-diluted	$0.10	$0.33	$0.08	$1.18

		At	At
		December 31,	June 30,
Financial Condition Data:		2005	2005

Total assets		$239,168	$244,007
Loans receivable, net		146,830	158,143
Nonperforming assets		5,830	5,836
Mortgage-backed certificates		10,731	10,792
Cash and cash equivalents, including
interest-bearing deposits		30,245	20,617
Certificates of deposit and investment
securities		34,293	37,190
Customer deposits		183,416	187,143
Borrowed funds		28,000	29,074
Stockholders' equity		26,658	26,817
Book value per share		17.17	17.28